Exhibit 99.1

Media Contacts:
Pinnacle Foods Group Media Line 973-541-8620
Elizabeth Rowland Elizabeth.Rowland@pinnaclefoods.com
Michelle Weese Michelle.Weese@pinnaclefoods.com

Pinnacle Foods Group Announces Supply Chain Improvements

Parsippany, N.J. (May 25, 2012) -- Pinnacle Foods Group LLC today announced plans to further improve the efficiency of its supply chain by consolidating its Vlasic pickle production into one plant in Imlay City, Michigan. The company's decision to focus on its branded Vlasic business and de-emphasize its lower-margin, un-branded pickle business was the catalyst for this consolidation.

Pinnacle's other pickle production plant, located in Millsboro, Delaware, will plan to end production around year-end. “It is never an easy decision to close a plant. We came to this conclusion only after a detailed analysis of all potential options, which determined that the Imlay City plant is the most viable choice for the long term,” said Tony Fernandez, EVP and Chief Supply Chain Officer. “The employees in Millsboro have been a valued part of our business and their dedication and contributions to the company are appreciated,” he said.

Pinnacle Foods is committed to treating all employees with fairness and respect during the transition. All Millsboro employees will have the opportunity to apply for open positions at other Pinnacle facilities, as well as to receive professional career support services. Pinnacle Foods will meet with union officials at the Millsboro plant to discuss specifics of the transition. A minimum of 60 days notice prior to final closure of the plant will be provided to all Millsboro employees.

To enable the transition to the Imlay City plant, Pinnacle Foods will be investing significant capital to increase capacity, upgrade existing manufacturing capabilities and improve efficiencies. This will result in the creation of new full-time and seasonal jobs.

About Pinnacle Foods Group LLC
Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs approximately 4,300 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 8 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages Leadership brands such as Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles and Mrs. Butterworth's® and Log Cabin® table syrups and Foundation brands such as Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Comstock® and Wilderness® pie and pastry fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages Leadership brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Fresh like® vegetables, Birds Eye Voila!® complete bagged meals and Van de Kamp's® and Mrs. Paul's® seafood and Foundation brands such as Lender's® bagels, Celeste® pizza, Hungry-Man® dinners and entrées and Aunt Jemima® frozen breakfasts. Our Specialty Foods Division manages Tim's Cascade Snacks®, Hawaiian® Kettle Style Potato Chips, Erin's® Popcorn, Snyder of Berlin® and Husman's® in addition to our food service and private label businesses. Pinnacle Foods is a Top 1000 Company ranked on Fortune Magazine's 2011 Top 1000 companies list. Further information is available at http://www.pinnaclefoods.com/.